INDEPENDENT AUDITORS' CONSENT


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 10 to the registration statement (No. 33-42129) on Form N-1A (the "Registration Statement") of our report dated December 11, 1998 relating to the financial statements and financial highlights appearing in the October 31, 1998 Annual Report of State Street Research International Equity Fund (a series of State Street Research Portfolios, Inc.); such report is also referenced in the Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in the Prospectus.



Deloitte & Touche LLP
Boston, Massachusetts
December 30, 1998